EXHIBIT 99

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                  October 5, 2005

ROWAN UPDATES FLEET STATUS AFTER HURRICANE RITA
AND REPORTS ON RIG CONSTRUCTION PROGRAM

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that, in the aftermath of Hurricane Rita and the resulting damage sustained by its offshore fleet, the Company is taking steps to accelerate the replacement of lost revenues.

As previously reported, the Company had one of its jack-up rigs, the Rowan-Louisiana, severely damaged during the storm while three other jack-ups, the Rowan-Odessa, Rowan-Halifax and Rowan-Fort Worth, are missing and have apparently sunk. The hull of the Rowan-Louisiana, with some leg section intact, survived the storm and is aground near Cameron, Louisiana. Underwater surveys conducted thus far show the detached legs of each rig at its pre-storm location, though very little other debris from the rigs has been detected in the immediate area. Weather conditions and a shortage of available marine equipment have hampered the Company’s recovery efforts.

The rigs were operating under contracts that provided for total revenues of approximately $290,000 per day, and are collectively insured for approximately $26 million more than their aggregate carrying value. Damage to the Company’s other Gulf of Mexico rigs is minimal.

Danny McNease, Chairman and Chief Executive Officer, commented, “Twice in a matter of weeks, Mother Nature has dealt a tremendous blow to the entire Gulf Coast region, and Rowan was not spared. We are thankful our employees remained safe throughout this ordeal. We are now moving forward with a plan, utilizing the resources of our manufacturing division, to replace our lost revenues as quickly as possible.

“First, we have increased our land rig construction budget. By the end of the second quarter of 2006, we should have nine additional land rigs working under term contracts and collectively contributing approximately $200,000 of incremental revenues per day. Second, we are reviewing the economic feasibility of accelerating the construction of our third Tarzan Class jack-up, the Hank Boswell, which is currently on schedule for delivery during the fourth quarter of next year. We are also reviewing the possibility of accelerating the construction of Tarzan IV. Third, we are expanding our steel production capacity in Longview, Texas, which should expedite the delivery of jack-up rig kits, and are reviewing options for increasing the capacity of our Vicksburg, Mississippi shipyard. Fourth, we are inspecting the hull of the Rowan-Louisiana and have begun to assess the feasibility of returning the rig to service.

“These actions would not be possible without the Company’s manufacturing capability. Through our ownership of LeTourneau, LEWCO and OEM, Rowan is uniquely positioned to manage the construction schedule for our new rigs and many of their major components while ensuring the availability of parts and services. In this effort, we are able to draw upon the expertise of our drilling and manufacturing personnel.

“Market conditions in Rowan’s primary businesses have never been better, and the outlook remains very favorable. Drilling day rates in the Gulf of Mexico have moved well beyond previous records and our manufacturing backlog, at over $300 million, is at an all-time high. Recent events should only increase the demand for drilling equipment and components and the upward pressure on jack-up day rates. The Company is poised to benefit on both fronts.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all that are operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.